EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

Earnings per share has been calculated in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" issued by the Financial Accounting Standards Board. SFAS No. 128 requires presentation of earnings per share on a basic computation and a diluted computation. The basic computation divides net income by only the weighted average number of common shares outstanding for the year and the diluted computation gives effect to all diluted common shares that were outstanding during the year. Earnings and outstanding shares for 1998 and 1997 have been restated to give effect to the merger with Bryan Bancorp of Georgia, Inc. that was consummated on December 15, 1998 and accounted for using the pooling of interests accounting method.

The following data shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares in thousands of dilutive potential common stock.

    Years Ended December 31,
                                                     2001    2000     1999
                                                    ------  ------   ------
      Income available to common shareholders:
      Used in basic earnings per share              $4,398  $4,292   $3,533
                                                    ------  ------   ------
      Used in diluted earnings per share            $4,398  $4,292   $3,533
                                                    ------  ------   ------
      Weighted average number of common
         shares used in basic earnings per share * 2,958 2,974 2,974 Effect of dilutive securities:
         Stock options *                                53      49       73
                                                    ------  ------   ------
      Weighted average number of common
         and dilutive potential common shares
         used in diluted earnings per share *        3,011   3,023    3,047
                                                    ------  ------   ------

* - 2000 and 1999 restated for a ten percent stock dividend in May 2001.